UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 18, 2014 (July 15, 2014)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Arrangement of a Registrant

On July 15, 2014, Comstock Holding Companies, Inc. (the “Company”) entered into a Guidance Line of Credit and Security Agreement and a Revolving Line of Credit Note (collectively, the “Loan Documents”) with EagleBank, the lender, pursuant to which the Company secured a Five Million Dollar ($5,000,000) guidance line of credit (the “Loan”) to finance its wholly owned subsidiaries’ predevelopment related expenses and deposits for their current and future projects located in the Washington, D.C. metropolitan area. Under the terms of the Loan Documents, the Loan provides for an initial variable interest rate of the one-month LIBOR rate plus three and a quarter percent (3.25%) per annum, with an interest rate floor of five percent (5.0%), and an initial maturity date of twelve (12) months from the initial closing of the Loan. The Loan Documents also provide that the Company must adhere to several financial covenants, including a minimum EBITDA, a minimum net worth and minimum liquidity, all measured quarterly on a trailing twelve (12) month basis. The Loan is personally guaranteed by Christopher Clemente, the CEO of the Company. Mr. Clemente initially agreed not to charge a credit enhancement fee for the Loan as authorized by the Credit Enhancement Agreement previously entered into by and between the Company and Mr. Clemente. The foregoing summary of the Loan Documents are qualified in their entirety by the provisions of the Loan Documents, which the Company intends to file with its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2014

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente,
Chief Executive Officer